Exhibit 10.5

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

                CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the “Agreement”) dated as of April 30, 2008 between Florists’ Transworld Delivery Inc. (the “Company”) and Michael J. Soenen (the “Executive”) and effective upon consummation of the Merger as hereinafter described.

                In consideration of the obligations of the Executive’s continued employment with the Company and of the Executive’s receipt of a transaction bonus in connection with the consummation of the Agreement and Plan of Merger dated April 30, 2008, by and among United Online, Inc. (“United Online”), UNOLA Corp., an indirect wholly-owned subsidiary of United Online (“Merger Sub”), and FTD Group, Inc., the ultimate parent of the Company (“FTD”), whereby Merger Sub will merge with and into FTD (the “Merger”), the Company and the Executive agree as follows:

                Section 1.               Secrecy, Non-Competition, No Interference and Non-Solicitation.

                                (a)           No Competing Employment.  The Executive acknowledges that (i) the agreements and covenants contained in this Section 1 are essential to protect the value of the Company’s business and assets and (ii) by virtue of his employment with the Company, the Executive will obtain such knowledge, know-how, training and experience of such a character that there is a substantial probability that such knowledge, know-how, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment.  Therefore, the Executive agrees that, for the period (the “Restricted Period”) commencing on the date of this Agreement and ending on the date that is eighteen (18) months after the date on which the Executive ceases to receive compensation (including salary, bonus or consulting payments) from the Company or any of its affiliates, or any of its successors or their subsidiaries or affiliated companies, the Executive shall not participate, operate, manage, consult, join, control or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, consultant, agent, officer, stockholder, member, investor, agent or otherwise, in any business activity if such activity constitutes the sale or provision of floral products or services that are similar to, or competitive with, floral products or services then being sold or provided by the Company or any of its subsidiaries or affiliated companies, including, without limitation, retail florists’ business services, floral order transmission and related network services, development and distribution of branded floral products on the Internet or other consumer direct segment of the floral industry (including, without limitation, Interflora, Inc., Teleflora LLC., 1-800-FLOWERS.COM, Inc., Proflowers.com, Floral Source, (a “Competitive Activity”), in any of:  the City of Downers Grove, Illinois, the County of DuPage, Illinois or any other city or county in the State of Illinois; the District of Columbia or any other state, territory, district or commonwealth of the United States or any county, parish, city or similar political subdivision in any other state, territory, district or commonwealth of the United States; any other country or territory anywhere in the world or in any city, canton, county, district, parish, province or any other political subdivision in any such country or territory; or anywhere in the world (each city, canton, commonwealth, county, district, parish, province, state, country, territory or other political subdivision or other location in the world shall be referred to as a “Non-competition Area”).  The parties to this Agreement intend that the covenant contained in the preceding sentence of this Section 1(a) shall be construed as a series of separate covenants, one for each city, canton, commonwealth, county, district, parish, state, province, country, territory, or other political subdivision or other area of the world specified.  Except for geographic coverage, each separate covenant shall be considered identical in terms to the covenant contained in the preceding sentence.  The parties further acknowledge the breadth of the covenants, but agree that such broad covenants are necessary and appropriate in the light of the global nature of the Competitive Activity.  If, in any judicial or other proceeding, a court or other body declines to enforce any of the separate covenants included in this Section 1(a), the unenforceable covenant shall be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.  Notwithstanding the foregoing, the Executive may maintain or undertake purely passive investments on behalf of himself, his immediate family or any trust on behalf of himself or his immediate family in companies engaged in a Competitive Activity so long as the aggregate interest represented by such investments does not exceed 1% of any class of the outstanding publicly traded debt or equity securities of any company engaged in a Competitive Activity.

                                (b)           Nondisclosure of Confidential Information.  The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during his employment with the Company or at any time thereafter, any information not in the public domain, in any form, acquired by the Executive while employed by the Company or, if acquired following his employment with the Company, such information that, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its affiliates, relating to the Company, FTD, Inc., a Delaware corporation and the direct parent corporation of the Company collectively referred to as (“FTDI”), or any of its successors or their subsidiaries or affiliated companies, including but not limited to trade secrets, technical information, systems, procedures, test data, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products), business and product plans, code books, invoices and other financial statements, computer programs, discs and printouts, customer and supplier lists or names, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, that is or was used in the business of the Company, FTDI, any predecessor of the Company, FTDI or any of the Company’s, or FTDI’s subsidiaries or successors.  The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies (and shall delete all such items in electronic format) of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence, computer equipment and disks or other communications (including any such materials in electronic format) received, maintained or originated by the Executive during the course of his employment.

                                (c)           No Interference and Non-Solicitation.  During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), solicit, endeavor to entice away from the Company, FTDI, or any of the Company’s or FTDI’s subsidiaries or affiliated companies, or otherwise interfere with the relationship of the Company or any of its subsidiaries or affiliated companies with, any person who, to the knowledge of the Executive, is (or has at any time within the preceding three months been) employed by or otherwise engaged to perform services for the Company, FTDI or any of the Company’s or FTDI’s subsidiaries or affiliated companies (including, but not limited to, any independent sales representatives or organizations) or any entity who is, or was within the then most recent 12-month period, a customer or client of the Company, FTDI, any predecessor of the Company or FTDI or any of the Company’s or FTDI’s subsidiaries or affiliated companies (a “Customer”) or a supplier or vendor of the Company or FTDI or any of the Company’s or FTDI’s subsidiaries or affiliated companies (a “Supplier”); provided, however, that this Section 1(c) shall not prohibit the Executive from employing, for his own account, following a termination of the employment of the Executive, any person employed by a Customer or Supplier, if such employment is not in connection with a Competitive Activity.

                Section 2.               Calculation of Time Period.  The Executive agrees that if the Executive violates the provisions of Section 1(a) of this Agreement, the running of the Restricted Period shall be tolled for the period in which the Executive is in violation of such non-competition provisions.  The Executive understands that the foregoing restrictions may limit the Executive’s ability to earn a livelihood in a business engaged in a Competitive Activity, but the Executive nevertheless believes that the Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided in connection with the Merger to clearly justify restrictions that, in any event, given his education, skills and ability, the Executive does not believe would prevent the Executive from earning a living.

                Section 3.               Irreparable Injury.  It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the Company, FTDI or any of its or their subsidiaries or affiliated companies in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Company or  FTDI its successors or any of its or their subsidiaries or affiliated companies in violation of this Agreement.  Executive further agrees to pay FTDI’s attorneys’ fees for obtaining any and all relief including an injunction if he is found by the Court to be in violation of this Agreement.

                Section 4.               Representation and Warranties of the Executive.  The Executive represents and warrants that the execution of this Agreement and subsequent employment with the Company does not and will not conflict with any obligations that the Executive has to any former employers or any other entity.  The Executive further represents and warrants that he has not brought to the Company, and will not at any time bring to the Company, any materials, documents or other property of any nature of a former employer.

                Section 5.               Miscellaneous.

                                (a)           Jurisdiction, Choice of Law and Venue.  The validity and construction of this Agreement shall be governed by the internal laws of the State of Illinois, excluding the conflicts-of-laws principles thereof.  Each party hereto consents to the jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in the County of DuPage in the State of Illinois.

                                (b)           Entire Agreement.  This Agreement and any other agreement or document delivered in connection with this Agreement, including the letter agreement dated as of the date hereof, between the Company and the Executive, state the entire agreement and understanding of the parties on the subject matter of this Agreement, and supersede all previous agreements, arrangements, communications and understandings relating to that subject matter.

                                (c)           Counterparts.  This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, with the same effect as if all signatures were on the same document.

                                (d)           Amendment; Waiver; etc.  This Agreement, and each other agreement or document delivered in connection with this Agreement, may be amended, modified, superseded or canceled, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.  The delay or failure of any party at any time or times to exercise any right or require the performance of any duty under this Agreement or any other agreement or document delivered in connection with this Agreement shall in no way affect the right of that party at a later time to exercise that right or enforce that duty or any other right or duty.  No waiver by any party of any condition or of any breach of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed to be a further or continuing waiver of any such condition or breach or of the breach of any other term of this Agreement.  A single or partial exercise of any right shall not preclude any other or further exercise of the same right or of any other right.  The rights and remedies provided by this Agreement shall be cumulative and not exclusive of each other or of any other rights or remedies provided by law.

                                (e)           Severability.  If any provision of this Agreement or any other agreement or document delivered in connection with this Agreement, if any, is partially or completely invalid or unenforceable in any jurisdiction, then that provision shall be ineffective in that jurisdiction to the extent of its invalidity or unenforceability, but the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted, nor shall the invalidity or unenforceability of that provision in one jurisdiction affect its validity or enforceability in any other jurisdiction.  The Company and the Executive agree that the period of time and the geographical area described in Section 1 are reasonable in view of the nature of the business in which the Company is engaged and proposes to be engaged, and the Executive’s understanding of his prospective future employment opportunities.  However, if the time period or the geographical area, or both, described in Section 1 should be judged unreasonable in any judicial proceeding, then the period of time shall be reduced by that number of months and the geographical area shall be reduced by elimination of that portion, or both, as are deemed unreasonable, so that the restriction covenant of Section 1 may be enforced during the longest period of time and in the fullest geographical area as is adjudged to be reasonable.

                                (f)            Employment “At-Will”

                Both the Executive and FTDI acknowledge that nothing in this Agreement creates a contract for employment for any specific duration.  The Executive’s employment shall be “at-

will”, meaning both FTDI and the Executive can terminate the relationship at any time, with or without reason or notice.

                                (g)           Breach of the Agreement

                Notwithstanding the clause (f) above, the Executive acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm.  In the event of a breach or threatened breach by the Executive of the provisions of Section 1, the Company shall be entitled to seek to obtain a court-ordered injunction restraining the Executive from the breach or threatened breach upon the terms and conditions as the court ordering the injunction may impose.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Florists’ Transworld Delivery Inc.

By:	/S/ BECKY A. SHEEHAN
Becky A. Sheehan
Executive Vice President and Chief Financial Officer

/S/ MICHAEL J. SOENEN
Michael J. Soenen